Exhibit 99.1

NEWS RELEASE

Casa Systems Increases GAAP Revenue Guidance for Fiscal Year

2019 and Announces CFO Transition

ANDOVER, Mass., January 24, 2020 (GLOBE NEWSWIRE) – Casa Systems, Inc. (Nasdaq:CASA), a leading provider of converged broadband infrastructure technology solutions for mobile, cable, and fixed networks, today announced that Maurizio Nicolelli, Chief Financial Officer, has notified the company of his intention to resign to pursue a CFO opportunity outside of the communications technology industry. Mr. Nicolelli has agreed to assist in the orderly transition of his CFO responsibilities and will remain with the company until January 31, 2020. His departure is not based on any disagreement with the company’s accounting principles, practices or financial statement disclosures.

Jerry Guo, President and Chief Executive Officer said, “On behalf of the board of directors and executive team, I would like to thank Maurizio for his contributions to the company during his tenure as CFO at Casa. While we regret to see him leave, we wish him well in his future endeavors.”

“I am pleased to have been part of delivering a good quarter for Casa,” said Maurizio Nicolelli. “While I will miss the team here as I leave to pursue an opportunity that I feel is good for my career and for my family, I know that I am leaving behind a strong financial organization. I look forward to hearing about Casa’s future successes.”

Casa Systems intends to retain an executive search firm and initiate a search for a permanent CFO. A further announcement will be made in due course. The Board of Directors has appointed Scott Bruckner as interim CFO until a permanent CFO has been appointed. Mr. Bruckner is currently SVP Strategy and Corporate Development at Casa Systems, which he joined in November 2017 after a more than 20-year career as an investment banker.

The Company also announced that it is raising its fiscal year 2019 GAAP revenue guidance range from $255 million to $270 million to $275 million to $280 million. The Company also expects to meet or exceed its fiscal year 2019 guidance for gross margin, adjusted EBITDA, and GAAP and non-GAAP diluted net loss per share previously provided in the Company’s earnings release for the quarter ended September 30, 2019, a copy of which the Company furnished as an exhibit to its Current Report on Form 8-K dated October 31, 2019 and which includes reconciliations of each such non-GAAP financial measure to its most directly comparable GAAP measure.

Casa intends to release further details on its fourth quarter and fiscal year 2019 financial results during the Company’s earnings call on Thursday, February 20, 2020 at 5 p.m. Eastern Time. A live audio webcast of Casa Systems’ fourth quarter and fiscal year 2019 results discussion will be accessible on the company’s Investor Relations website at http://investors.casa-

systems.com. To participate in the conference call, please dial 877-407-4019 (domestic) and 201-689-8337 (international). Callers should ask to be joined to the Casa Systems call. An archived version of the company’s webcast will also be available on Casa Systems’ website for 90 days after the event.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding the projected results of operations and financial position of Casa Systems, Inc. (“Casa” or the “Company”), including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “target”, “should”, “would”, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our estimates and assumptions of our financial results and our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs as of the date of this press release. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in these forward-looking statements. These factors include, without limitation: (1) any failure by us to successfully anticipate technological shifts, market needs and opportunities, and develop new products and product enhancements that meet those technological shifts, needs and opportunities; (2) the concentration of a substantial portion of our revenue in our CCAP solutions and in certain customers; (3) fluctuations in our revenue due to timing of large orders and seasonality; (4) the length and lack of predictability of our sales cycle; (5) any difficulties we may face in expanding our platform into the wireless market; (6) any failure to fully realize anticipated synergies from our acquisition of NetComm Wireless Limited; and (7) other factors discussed in the “Risk Factors” section of our public reports filed with the SEC, including our most recent Quarterly Report on Form 10-Q, which is on file with the SEC and available in the investor relations section of our website at http://investors.casa-systems.com and on the SEC’s website at www.sec.gov. In addition, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements that we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We disclaim any obligation to update publicly or revise any forward-looking statements for any reason after the date of this press release. Any reference to our website address in this press release is intended to be an inactive textual reference only and not an active hyperlink.

About Casa Systems, Inc.

Casa Systems, Inc. (Nasdaq: CASA) delivers converged broadband technology solutions that enable wireless, cable and fixed network service providers to meet the growing demand for gigabit bandwidth and services. Engineered for performance, flexibility and scale, our suite of distributed and virtualized solutions delivers end-to-end connectivity across multiple access technologies. Commercially deployed in over 70 countries, Casa serves more than 475 Tier 1 and regional service providers worldwide.

For more information, visit our website at http://www.casa-systems.com.

Source: Casa Systems, Inc.

IR CONTACT INFORMATION:

Monica Gould

212-871-3927

investorrelations@casa-systems.com

Lindsay Savarese

212-331-8417

investorrelations@casa-systems.com

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